Exhibit 99.1

Company Contact:	IR Contact:
Joseph Dwyer	Brett Maas
AXS-One Inc.	Hayden Communications
jdwyer@axsone.com	brett@haydenir.com
(201) 935-3400	(646) 536-7331

AXS-One Reports 2007 Financial Results

RUTHERFORD, N.J., February 13, 2008 / PRNewswire-FirstCall / — AXS-One Inc. (OTCBB: AXSO), a leading provider of high performance Records Compliance Management (RCM) software solutions, today announced its financial results for the fourth quarter and full-year period ended December 31, 2007.

Total revenues for the fourth quarter of 2007 were $3.2 million, an increase of $0.7 million or 28% from the fourth quarter 2006 revenues of $2.5 million. License revenue for the fourth quarter was $1.2 million, an increase of 73% compared to $0.7 million in the fourth quarter of 2006. Total operating expenses for the fourth quarter were $6.7 million, a decrease of 13% percent compared to the fourth quarter of 2006. The net loss from continuing operations was $4.1 million for the fourth quarter, down from a loss of $4.6 million in the fourth quarter of 2006. The Company reported a net loss of $4.1 million for the fourth quarter of 2007, or $(0.11) per diluted share compared to a net income of $13.6 million in the fourth quarter of last year, or $0.39 per diluted share. Net income for the fourth quarter of 2006 included a gain of $17.2 million related to the sale of the Enterprise Financials product line, and $0.9 million of net income from the results of the Enterprise Financials business during the 2006 period prior to its sale.

For the year ended December 31, 2007, total revenue was $11.9 million, up 16%, compared with total revenues of $10.3 million for the year ended December 31, 2006. License revenue was $4.1 million, up 67%, or $1.6 million, from the $2.4 million in license revenue for 2006. Total operating expenses were $26.1 million for the year ended December 31, 2007, a decrease of 15% percent from $30.6 million in the prior year. The net loss from continuing operations was $14.9 million for the year ended December 31, 2007, down from a loss of $19.6 million last year. The net loss for the year ended December 31, 2007 was $14.9 million, or $(0.42) per diluted share compared to a net income of $5.5 million, or $0.16 per diluted share for the prior-year period. Net income for 2006 included a gain of $17.2 million related to the sale of the Enterprise Financials product line, and $7.9 million of net income from the results of the Enterprise Financials business during the 2006 period prior to its sale.

Highlights for the Fourth Quarter and 2007 include:

•	Seventeen enterprise customer wins contributing to license revenue for the AXS-One Compliance Platform™ across the world during the fourth quarter. This includes the Company’s first win in Japan.
•	The Company’s largest order for Microsoft Exchange-based archiving and electronic records management with more than 30,000 seats which will be deployed worldwide.
•	Wins were recorded across multiple industry sectors and for all components of the AXS-One Compliance Platform.
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Additional license revenue from existing customers around the world. This includes expansion of the Company’s largest Lotus Notes-based customer to 125,000 users and implementations in five data centers globally.

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Announcement of a major new release of the AXS-One Compliance Platform – Data Preservation Edition – featuring advanced functionality required to address FRCP (Federal Rules of Civil Procedure) requirements for data preservation. Also, next generation functionality for Lotus Notes message archiving and management.

•	Industry recognition, including Lotus Advisor Editors Choice Award for the third consecutive year.
•	Two rounds of financing, reduction of expense structure and renewal of bank line of credit. There was significant participation from the Board of Directors in the last round of financing. Members of the Board and senior management bought more than 3.5 million additional shares of AXS-One in the second half of 2007.

Bill Lyons, Chairman & CEO of AXS-One, commented “During the fourth quarter, the changes we made in operations and our research and development function began to yield results in both sales and product development. Sales of license revenues increased by 73% compared to the fourth quarter of 2006 and more than doubled sequentially compared to the third quarter of 2007. Version 3.7 of our product is the strongest release we have ever announced, both in terms of functionality and performance. We entered 2008 from a position of strength in terms of sales pipeline and momentum. We are blazing a trail in the market for true management of electronic records and are beginning to see our investments in partnerships and alliances, including from our Hosting Division, pay off. For these reasons, we are confident that we will see continued improvement in our sales results around the world during 2008.”

Conference call information

Management will conduct a conference call to discuss these results at 5 p.m. Eastern time on February 13, 2008. Interested parties can participate in the call by dialing 706-645-0399 with the conference ID #33235734 or can access the webcast at http://www.axsone.com/investors_events.shtml#upcoming. Interested parties should access the webcast approximately 10-15 minutes before the scheduled start time. The webcast will be archived for 30 days following the call. Interested parties may submit questions prior to the conference call by e-mail to IR@axsone.com.

About AXS-One Inc.

AXS-One Inc. (OTCBB: AXSO) is a leading provider of high performance Records Compliance Management software solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1978, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One website at http://www.axsone.com

AXS-One, the AXS-One logo, “Access Tomorrow Today,” and AXSPoint are registered trademarks of, and AXS-One Compliance Platform, AXS-One Central, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, AXS-Link for SAP, AXS-Link for Lotus Notes, AXS-Link for Microsoft Exchange, AXS-One Data Archive Translator, AXS-Link for File System Archiving, AXS-Link for .PST Management, AXS-One Supervision, AXS-One Case Management, “The Records Compliance Management Company” and AXS-Link are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to improve financial and sales performance; potential vulnerability to technological obsolescence; the risks that our current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXS-One’s most current Form 10-K and other Securities and Exchange Commission filings.

-Tables Follow-

AXS-ONE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2007	December 31,2006
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,362	$7,492
Accounts receivable, net of allowance for doubtful accounts	2,208	2,258
Prepaid expenses and other current assets	838	1,262
Total current assets	6,408	11,012

Equipment and leasehold improvements, net of accumulated depreciation	253	419
Other assets	283	102
Total assets	$6,944	$11,533

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$4,934	$4,503
Deferred revenue	3,233	2,594
Liabilities from discontinued operations	—	981
Total current liabilities	8,167	8,078

Long-term convertible debt, net of discount	7,037	—
Long-term deferred revenue	120	44
Other long-term liabilities	212	—
Total long-term liabilities	7,369	44

Stockholders’ equity (deficit)	(8,592)	3,411
Total liabilities and stockholders’ equity	$6,944	$11,533

The financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

AXS-ONE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
License fees	$1,213	$700	$4,058	$2,432
Services	2,030	1,839	7,891	7,864
Total revenues	3,243	2,539	11,949	10,296

Operating expenses:
Cost of license fees	118	289	489	1,181
Cost of services	1,468	1,883	5,680	8,219
Sales and marketing	1,915	2,362	8,021	9,623
Research and development	1,616	1,570	6,996	6,454
General and administrative	1,117	1,155	4,416	4,649
Restructuring costs and other costs	468	432	468	432
Total operating expenses	6,702	7,691	26,070	30,558
Operating loss	(3,459)	(5,152)	(14,121)	(20,262)
Other income (expense):
Interest income	31	73	191	229
Interest expense	(337)	(52)	(660)	(149)
Other income (expense), net	(39)	545	(69)	567
Total other income (expense), net	(345)	566	(538)	647
Loss before income taxes	(3,804)	(4,586)	(14,659)	(19,615)
Income tax provision	248	—	287	—
Loss from continuing operations	(4,052)	(4,586)	(14,946)	(19,615)

Income from discontinued operations:
Income from discontinued operations net of
tax provision of $ - for all periods	—	920	—	7,875

Gain on sale of discontinued operations net of tax provision of $200 for 2006	—	17,241	—	17,241
Net income (loss)	$(4,052)	$13,575	$(14,946)	$5,501

Basic & diluted net income (loss) per common share:
Loss from continuing operations	$(0.11)	$(0.13)	$(0.42)	$(0.57)
Income from discontinued operations	—	0.02	$—	$0.23
Gain on sale of discontinued operations	$—	0.50	$—	$0.50
Net income (loss)	$(0.11)	$0.39	$(0.42)	$0.16

Weighted average basic & diluted common shares outstanding	36,604	34,527	35,318	34,405

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.